UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

___________________________________________

Date of Report (Date of earliest event reported): June 7, 2022

Commission file number: 0-22773

NETSOL TECHNOLOGIES, INC.

(Exact name of small business issuer as specified in its charter)

nevada	95-4627685
(State or other Jurisdiction of	(I.R.S.
Incorporation or Organization)	Employer NO.)

23975 Park Sorrento, Suite 250, Calabasas, CA 91302

(Address of principal executive offices) (Zip Code)

(818) 222-9195 / (818) 222-9197

(Issuer’s telephone/facsimile numbers, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.01 par value per share	NTWK	NASDAQ

Item 5.07 Submission of Matters to a Vote of Security Holders.

On June 7, 2022, NetSol Technologies, Inc. (the “Company”) convened its annual meeting of shareholders. The following proposals were submitted to a vote of security holders. Of the total issued and outstanding shares as of April 11, 2022, the record date, 73.45% or 8,265,800 shares voted in this election. Broker non-votes, which are voted in the ratification of appointment of auditors, are present for purposes of establishing a quorum, but are not considered voted in other proposals.

1. Election of Directors

The following persons were elected directors of the Company to hold office until the next Annual General Meeting of the Shareholders. A total of 7,162,741 shares of common stock cast votes. The following sets forth the tabulation of the shares voted for each director:

Director	For	Against	Abstain	% of Total Voted For *
Najeeb Ghauri	6,505,470	650,540	6,731	90.90%
Mark Caton	6,389,768	728,951	44,022	89.76%
Malea Farsai	6,424,040	694,659	44,042	90.24%
Henry Tolentino	6,107,225	1,011,485	44,031	85.79%
Syed Kausar Kazmi	6,440,835	677,566	44,340	90.48%

* Less Abstention/Withheld

2. Ratification of Appointment of Auditors:

BF Borgers, CPA was appointed as Auditors for the Company for the fiscal year ending June 30, 2022. Ratification of this appointment was sought in this proposal. The following sets forth the tabulation of the shares voting for this matter.

Total Shares Voted	For	Against	Abstain	% of Total Voted in Favor *
8,265,800	7,609,959	628,794	27,047	92.36%

* Less Abstention/Withheld

3. To approve, on an advisory basis, compensation of the named executive officers in this Proxy Statement:

The shareholders approved on an advisory basis the named executive officer compensation. The following sets forth the tabulation of the shares voting in connection with this proposal:

Total Shares Voted	For	Against	Abstain	% of Total Voted in Favor *
8,265,800	6,417,212	721,852	23,677	89.88%

* Less Abstention/Withheld

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NETSOL TECHNOLOGIES, INC.

Date: June 7, 2022	/s/ Najeeb Ghauri
NAJEEB GHAURI
Chief Executive Officer

Date: June 7, 2022	/s/ Roger K. Almond
ROGER K. ALMOND
Chief Financial Officer

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